Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED APRIL 2, 2019
TO THE PROSPECTUS DATED APRIL 16, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2018, as supplemented by Supplement No. 1 dated January 16, 2019, Supplement No. 2 dated February 4, 2019, Supplement No. 3 dated March 1, 2019 and Supplement No. 4 dated March 15, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of March 2019;

•	the distribution declared by our board of directors for Class A, Class I and Class T shares for the second quarter of 2019; and

•	the limit on redemptions pursuant to our share redemption plan for the second quarter of 2019.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of March 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
March 1, 2019	$14.19	$14.28	$14.21
March 4, 2019	$14.19	$14.28	$14.22
March 5, 2019	$14.19	$14.29	$14.22
March 6, 2019	$14.19	$14.28	$14.22
March 7, 2019	$14.18	$14.28	$14.21
March 8, 2019	$14.18	$14.28	$14.21
March 11, 2019	$14.20	$14.29	$14.23
March 12, 2019	$14.21	$14.30	$14.24
March 13, 2019	$14.21	$14.30	$14.24
March 14, 2019	$14.22	$14.31	$14.25
March 15, 2019	$14.21	$14.30	$14.24
March 18, 2019	$14.20	$14.29	$14.22
March 19, 2019	$14.19	$14.28	$14.22
March 20, 2019	$14.19	$14.28	$14.22
March 21, 2019	$14.21	$14.31	$14.24
March 22, 2019	$14.20	$14.30	$14.24
March 25, 2019	$14.20	$14.30	$14.23
March 26, 2019	$14.23	$14.32	$14.25
March 27, 2019	$14.23	$14.32	$14.26
March 28, 2019	$14.25	$14.34	$14.28
March 29, 2019	$14.24	$14.34	$14.27
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00195924 per share for the period commencing on April 1, 2019 and ending on June 30, 2019 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific fees). The distribution will be paid monthly in arrears.
Share Redemption Plan Limit
For the quarter ended June 30, 2019, the limit for redemptions pursuant to our share redemption plan is $13,528,216.